Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ABGENIX, INC.

Abgenix, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A.            The name of the Corporation is Abgenix, Inc.  The Corporation was originally incorporated under the same name and the original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on June 24, 1996.

B.            Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and amends the provisions of the Certificate of Incorporation of this Corporation.

C.            The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is Abgenix, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The Corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.0001 par value, and Preferred Stock, $0.0001 par value.  The total number of shares that the Corporation is authorized to issue is 55,000,000 shares.  The number of shares of Common Stock authorized is 50,000,000.  The number of shares of Preferred Stock authorized is 5,000,000.

The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the board).  The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock.  The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

The authority of the Board of Directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

(a)   the distinctive designation of such class or series and the number of shares to constitute such class or series;

(b)   the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(c)   the right or obligation, if any, of the corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(d)   the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(e)   the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f)    the obligation, if any, of the corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(g)   voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

(h)   limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(i)    such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the corporation, acting in accordance with this Restated Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Restated Certificate of Incorporation.

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ARTICLE V

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

1.     Limitation of Liability.  To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

2.     Indemnification.  The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

3.     Amendments.  Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

ARTICLE VIII

In the event any shares of Preferred Stock shall be redeemed or converted pursuant to the terms hereof, the shares so converted or redeemed shall not revert to the status of authorized but unissued shares, but instead shall be canceled and shall not be re-issuable by the Corporation.

ARTICLE IX

Holders of stock of any class or series of this corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders.

ARTICLE X

1.     Number of Directors.  The number of directors which constitutes the whole Board of Directors of the corporation shall be designated in the Amended and Restated Bylaws of the corporation.

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2.     Election of Directors.  Elections of directors need not be by written ballot unless the Amended and Restated Bylaws of the corporation shall so provide.

ARTICLE XI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Amended and Restated Bylaws of the corporation.

ARTICLE XII

No action shall be taken by the stockholders of the corporation expect at an annual or special meeting of the stockholders called in accordance with the Amended and Restated Bylaws and no action shall be taken by the stockholders by written consent.  The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Article IX, Article X or Article XII of this Amended and Restated Certificate of Incorporation or Sections 2.3 (Special Meeting), 2.5 (Advance Notice of Stockholder Nominees and Stockholder Business), 2.9 (Voting) or 2.10 (Stockholder Action by Written Consent Without a Meeting) of the Corporation’s Amended and Restated Bylaws.

ARTICLE XIII

Meetings of stockholders may be held within or without the State of Delaware, as the Amended and Restated Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Amended and Restated Bylaws of the Corporation.

In witness whereof, the Corporation has caused this Certificate to be signed by R. Scott Greer, its President and Chief Executive Officer, as of July 8, 1998.

/s/ R. SCOTT GREER
R. Scott Greer, President and
Chief Executive Officer

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CERTIFICATE OF DESIGNATIONS OF RIGHTS, PREFERENCES
AND PRIVILEGES OF
SERIES A PARTICIPATING PREFERRED STOCK
OF ABGENIX, INC.

The undersigned, Kurt W. Leutzinger and Mario M. Rosati do hereby certify:

1.             That they are the duly elected and acting Vice President and Secretary, respectively, of Abgenix, Inc., a Delaware corporation (the “Corporation”).

2.             That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, the said Board of Directors on June 2, 1999 adopted the following resolution creating a series of 50,000 shares of Preferred Stock designated as Series A Participating Preferred Stock:

“RESOLVED, that pursuant to the authority vested in the Board of Directors of the corporation by the Restated Certificate of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock of the Corporation and does hereby fix and herein state and express the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such series of Preferred Stock as follows:

Section 1.               Designation and Amount.  The shares of such series shall be designated as “Series A Participating Preferred Stock.”  The Series A Participating Preferred Stock shall have a par value of $0.0001 per share, and the number of shares constituting such series shall be 50,000.

Section 2.               Proportional Adjustment.  In the event the Corporation shall at any time after the issuance of any share or shares of Series A Participating Preferred Stock (i) declare any dividend on Common Stock of the Corporation (“Common Stock”) payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series A Participating Preferred Stock.

Section 3.               Dividends and Distributions.

(a)           Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Participating Preferred Stock with respect to dividends, the holders of shares of Series A Participating Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Participating Preferred

Stock, in an amount per share (rounded to the nearest cent) equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Participating Preferred Stock.

(b)           The Corporation shall declare a dividend or distribution on the Series A Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(c)           Dividends shall begin to accrue on outstanding shares of Series A Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series A Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of SeriesA Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 4.               Voting Rights.  The holders of shares of Series A Participating Preferred Stock shall have the following voting rights:

(a)           Each share of SeriesA Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation.

(b)           Except as otherwise provided herein or by law, the holders of shares of SeriesA Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c)           Except as required by law, holders of Series A Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 5.               Certain Restrictions.

(a)           The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series A Participating Preferred Stock unless concurrently therewith it shall declare a dividend on the Series A Participating Preferred Stock as required by Section 3 hereof.

(b)           Whenever quarterly dividends or other dividends or distributions payable on the Series A Participating Preferred Stock as provided in Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(i)            declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock;

(ii)           declare or pay dividends on, make any other distributions on any shares of stock ranking on a party (either as to dividends or upon liquidation, dissolution or winding up) with Series A Participating Preferred Stock, except dividends paid ratably on the Series A Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)          redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Participating Preferred Stock;

(iv)          purchase or otherwise acquire for consideration any shares of Series A Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(c)           The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 5, purchase or otherwise acquire such shares at such time and in such manner.

Section 6.               Reacquired Shares.  Any shares of Series A Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein and, in the Restated Certificate of Incorporation, as then amended.

Section 7.               Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Participating Preferred Stock shall be entitled to receive an aggregate amount per share equal to 1,000 times aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends on such shares of Series A Participating Preferred Stock.

Section 8.               Consolidation , Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities , cash and/or any other property, then in any such case the shares of Series A Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Section 9.               No Redemption.  The shares of Series A Participating Preferred Stock shall not be redeemable.

Section 10.             Ranking.  The Series A Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 11.             Amendment.  The Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series A Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Participating Preferred Stock, voting separately as a class.

Section 12.             Fractional Shares.  Series A Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Participating Preferred Stock.

RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of this corporation be, and they hereby are, authorized and directed to prepare and file a Certificate of Designation of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of Delaware law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution.”

We further declare under penalty of perjury that the matters set forth in the foregoing Certificate of Designation are true and correct of our own knowledge.

Executed at Fremont, California on June 14, 1999.

/s/ KURT W. LEUTZINGER
Kurt W. Leutzinger, Vice President

/s/ Mario M. Rosati
Mario M. Rosati, Secretary

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ABGENIX, INC.

ABGENIX, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the state of Delaware, does hereby certify:

FIRST:  The name of the corporation is ABGENIX, INC.

SECOND:  The corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 8, 1998.

THIRD:  The Board of Directors of the corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Amended and Restated Certificate of Incorporation of the corporation by deleting the first paragraph of Article IV and substituting therefor a new first paragraph of Article IV in the following form:

“This Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock.  The total number of shares which the Corporation is authorized to issue is one hundred five million (105,000,000) shares.  One hundred million (100,000,000) shares shall be Common Stock, each having a par value of $0.0001.  Five million (5,000,000) shares shall be Preferred Stock, each having a par value of $0.0001.”

FOURTH:  Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the corporation for their approval and was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Abgenix, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer and attested to by its Secretary this 6th day of June, 2000.

ABGENIX, INC.

/s/ R. SCOTT GREER
R. Scott Greer
President and Chief Executive Officer

ATTEST:

/s/ Kurt W. Leutziner
Kurt W. Leutziner
Secretary

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ABGENIX, INC.

ABGENIX, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:  The name of the corporation is ABGENIX, INC.

SECOND:  The corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the state of Delaware on July 8, 1998.

THIRD:  The Board of Directors of the corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Amended and Restated Certificate of Incorporation of the corporation by deleting the first paragraph of Article IV and substituting therefor a new first paragraph of Article IV in the following form:

“This Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock.  The total number of shares which the Corporation is authorized to issue is two hundred twenty-five million (225,000,000) shares.  Two hundred twenty million (220,000,000) shares shall be Common Stock, each having a par value of $0.0001.  Five million (5,000,000) shares shall be Preferred Stock, each having a par value of $0.0001.”

FOURTH:  Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the corporation for their approval and was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Abgenix, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer and attested to by its Secretary this 24th day of August, 2000.

ABGENIX, INC.

/s/ R. SCOTT GREER
R. Scott Greer
President and Chief Executive Officer

ATTEST:

/s/ KURT W. LEUTZINER
Kurt W. Leutziner
Secretary

CERTIFICATE OF DESIGNATION
RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS
OF SPECIAL VOTING SHARE
BY RESOLUTION OF
THE BOARD OF DIRECTORS OF
ABGENIX, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

The undersigned, R. Scott Greer and Kurt Leutzinger, do hereby certify:

1.             That they are the President and Secretary, respectively, of Abgenix, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”).

2.             That pursuant to the authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by its Amended and Restated Certificate of Incorporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, on October 31, 2000, duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof, to create a series of one share of Preferred Stock designated as Special Voting Share:

“RESOLVED that the classification of one share of the Corporation’s authorized shares of Preferred Stock as the Special Voting Share be, and it hereby is, authorized and approved;

RESOLVED FURTHER, that pursuant to the authority vested in the Directors by the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Directors do hereby fix the number, powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Special Voting Share as follows:

Section 1.   Designation and Amount.  The shares of such series shall be designated as “Special Voting Share.”  The Special Voting Share shall have a par value of $0.0001 per share, and the number of shares constituting such series shall be one.

Section 2.   Dividends.  Neither the holder nor, if different, the owner of the Special Voting Share shall be entitled to receive from the Corporation dividends in its capacity as holder or owner thereof.

Section 3.   Voting Rights.  Except as provided in Section 4 below, the holder of the Special Voting Share shall have the following voting rights:

(a)   The holder of the Special Voting Share shall be entitled to vote on each matter on which holders of the Common Stock of the Corporation are entitled to vote, and the holder of the Special Voting Share shall be entitled to cast on each such matter a number of votes equal to the number of Special Shares in the share capital of ImmGenics Pharmaceuticals, Inc., (the “ImmGenics Special Shares”) then outstanding, multiplied by the Exchange Ratio (i) that are not owned by the Corporation or its affiliates and (ii) as to which the holder of the Special Voting Share has timely received, as determined pursuant to the Voting, Exchange and Cash Put Trust Agreement (the “Trust Agreement”) to be entered into among the Corporation, ImmGenics Pharmaceuticals, Inc. and CIBC Mellon Trust Company, as trustee, voting instructions from the holders of such ImmGenics Special Shares in accordance with the Trust Agreement.

(b)   Except as otherwise provided herein or by applicable law, the holder of the Special Voting Share and the holders of shares of Common Stock shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of stockholders of the Corporation.

                Section 4.   Liquidation Preference.

(a)   Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holder of the Special Voting Share shall be entitled to receive out of the assets of the Corporation available for distribution to the stockholders, an amount equal to US$1.00 before any distribution is made on the Common Stock of the Corporation or any other stock ranking junior to the Special Voting Share as to distribution of assets upon liquidation, dissolution or winding-up.  After payment of the full amount of such liquidation preference of the Special Voting Share, the holder of the Special Voting Share shall not be entitled to any further participation in any distribution of assets of the Corporation.

(b)   For the purposes of this Section 4, neither the sale, conveyance, exchange or transfer (for cash, share of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other entities shall be deemed a voluntary or involuntary liquidation.

                Section 5.   Ranking.  The Special Voting Share shall, with respect to rights on liquidation, winding up and dissolution, rank (i) senior to all classes of Common Stock of the Corporation and (ii) junior to any other class or series of capital stock of the Corporation.

                Section 6.   Redemption.  The Special Voting Share shall not be subject to redemption, except that at such time as no ImmGenics Special Shares (other than ImmGenics Special Shares owned by the Corporation and its affiliates) shall be outstanding, and no shares of stock, debt, options or other agreements which could give rise to the issuance of any ImmGenics Special

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Shares to any person (other than the Corporation and its affiliates) shall exist, the Special Voting Share shall automatically be redeemed and canceled, for an amount equal to US$1.00 due and payable upon such redemption.  Upon any such redemption or other purchase or acquisition of the Special Voting Share by the Corporation, the Special Voting Share shall be deemed retired and canceled and may not be reissued.

                Section 7.   Other Provisions.  During the term of the Trust Agreement, the Corporation may not, without the consent of the holders of the ImmGenics Special Shares, issue any additional Special Voting Share and the terms of the Special Voting Share shall not be amended, except upon the approval of the holder of the Special Voting Share.

RESOLVED FURTHER, that the officers of the Corporation be, and they hereby are, authorized and directed to prepare and file a Certificate of Designation of Rights, Preferences, Privileges and Restrictions in accordance with the foregoing resolution and the provisions of Delaware law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions.”

IN WITNESS WHEREOF, the undersigned have hereunto signed their names and affirm that the statements made herein are true under the penalties of perjury this 31st day of October, 2000.

/s/ R. SCOTT GREER
R. Scott Greer, President

/s/ KURT LEUTZINGER
Kurt Leutzinger, Secretary

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